Filed pursuant to Rule 424(b)(5) Registration No. 333-238465

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 18, 2020

Prospectus supplement
(To prospectus dated May 18, 2020)
$400,000,000

CABLE ONE, INC.

Common Stock

We are offering $400,000,000 of shares of our common stock, par value $0.01 per share (“common stock”). Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “CABO.” On May 14, 2020, the closing sales price of our common stock as reported on the NYSE was $1,843.75 per share.

Investing in our common stock involves risks. See “Risk factors” on page S-21 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Per share	Total (1)
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Cable One	$	$

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock described below.

We have granted the underwriters the option, exercisable in whole or from time to time in part, to purchase up to an additional $60,000,000 of shares of our common stock directly from us at the public offering price per share shown above, less the underwriting discount per share shown above, exercisable for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about          , 2020.

Joint book-running managers
J.P. Morgan	BofA Securities	Wells Fargo Securities

The date of this prospectus supplement is               , 2020

Prospectus supplement

Prospectus

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We do not take responsibility for any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, or any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold at a later date. Our business, financial condition and results of operations may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific details regarding this offering and the shares of our common stock offered hereby. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under “Where you can find more information and incorporation by reference” in this prospectus supplement. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.

As used in this prospectus supplement, unless otherwise noted or the context otherwise requires, references to: (i) the “Company,” “Cable One,” “we,” “our” or “us” refer to Cable One, Inc. and its consolidated subsidiaries; (ii) “legacy Cable One” refers to Cable One excluding the impact or operations acquired in the NewWave (as defined herein), Clearwave (as defined herein) and Fidelity (as defined herein) transactions described herein; and (iii) “U.S. dollars,” “U.S. $,” “USD,” “dollar” or “$” are to the currency of the United States of America.

We disclaim any responsibility to advise prospective purchasers regarding any legal, tax or business considerations that may affect the purchase or holding of, or the receipt of payments on, our common stock offered hereby. You should consult your own legal, tax and business advisors regarding an investment in our common stock.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Accordingly, such representations, warranties and covenants should not be relied upon by you for any purpose.

MARKET, RANKING AND INDUSTRY DATA

This prospectus supplement and the documents incorporated by reference herein include industry and trade association data, forecasts and information that we have prepared based, in part, upon data, forecasts and information obtained from independent trade associations and industry publications and surveys and other independent sources available to us. Some data also are based on our good faith estimates, which are derived from management’s knowledge of the industry and from independent sources. These third-party publications and surveys generally state that the information included therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third-party sources. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding any such data, forecasts and information presented herein, you should carefully consider the inherent risks and uncertainties associated with the industry and market data contained in this prospectus supplement.

NON-GAAP FINANCIAL MEASURES

We provide Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures as supplemental measures to our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”) regarding our operating performance and liquidity. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe that Adjusted EBITDA and Adjusted EBITDA less capital expenditures provide useful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance.

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Adjusted EBITDA eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business as well as other non-cash or special items and is unaffected by our capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues. We define Adjusted EBITDA margin for a product line as Adjusted EBITDA attributable to that product line divided by revenue attributable to that product line.

We use Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess our performance, and also use Adjusted EBITDA less capital expenditures as an indicator of our ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under our senior secured credit facilities to determine compliance with the covenants contained in our credit agreement. Adjusted EBITDA is also a significant performance measure used by us in our annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

We believe that Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating our operating performance. We believe that Adjusted EBITDA less capital expenditures is useful to investors as it shows our performance while taking into account cash outflows for capital expenditures and is one of several indicators of our ability to service debt, make investments and/or return capital to our stockholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in our industry, although our measure of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies. Not all companies and analysts calculate Adjusted EBITDA in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The non-GAAP financial measures presented in this prospectus supplement should not be considered in isolation or as a substitute for any performance or liquidity measure, as applicable, calculated in accordance with GAAP. The adjustments made to calculate these non-GAAP financial measures are significant components in understanding and evaluating our financial performance and liquidity.

These non-GAAP financial measures have limitations as analytical tools, some of which are:

●	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	they do not reflect changes in, or cash requirements for, our working capital needs;

●	they do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our substantial indebtedness;

●	they do not reflect any income tax payments we may be required to make;

●
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; and

●	other companies in our industry may calculate these measures differently than we do because such measures do not have standardized definitions, which limits their usefulness as comparative measures.

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See “Summary—Summary Historical Consolidated Financial Data” for a reconciliation of Adjusted EBITDA and Adjusted EBITDA less capital expenditures to the most closely comparable financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business, strategy, dividend policy, financial results and financial condition as well as anticipated impacts from the COVID-19 pandemic on the Company and future responses. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors, which are discussed in this prospectus supplement under the title “Risk factors” and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, in each case incorporated by reference into this prospectus supplement and the accompanying prospectus:

●	the duration and severity of the COVID-19 pandemic and its effects on our business, financial condition, results of operations and cash flows;

●	rising levels of competition from historical and new entrants in our markets;

●	recent and future changes in technology;

●	our ability to continue to grow our business services products;

●	increases in programming costs and retransmission fees;

●	our ability to obtain hardware, software and operational support from vendors;

●	the effects of any acquisitions and strategic investments by us;

●	risks that our rebranding may not produce the benefits expected;

●	damage to our reputation or brand image;

●	risks that the implementation of our new enterprise resource planning (“ERP”) system disrupts business operations;

●	adverse economic conditions;

●	the integrity and security of our network and information systems;

●	the impact of possible security breaches and other disruptions, including cyber-attacks;

●	our failure to obtain necessary intellectual and proprietary rights to operate our business and the risk of intellectual property claims and litigation against us;

●	our ability to retain key employees (who we refer to as associates);

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●	legislative or regulatory efforts to impose network neutrality and other new requirements on our data services;

●	additional regulation of our video and voice services;

●	our ability to renew cable system franchises;

●	increases in pole attachment costs;

●	changes in local governmental franchising authority and broadcast carriage regulations;

●	the potential adverse effect of our level of indebtedness on our business, financial condition or results of operations and cash flows;

●	the restrictions the terms of our indebtedness place on our business and corporate actions;

●	the possibility that interest rates will rise, causing our obligations to service our variable rate indebtedness to increase significantly;

●	our ability to incur future indebtedness;

●	fluctuations in our stock price;

●	our ability to continue to pay dividends;

●	dilution from equity awards and potential stock issuances; and

●	provisions in our charter, by-laws and Delaware law that could discourage takeovers and limit the judicial forum for certain disputes and the liabilities for directors.

We urge you to read this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the uncertainties and factors discussed under “Risk factors,” completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein speak only as of the date of the document containing the statement. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should be viewed only as historical data.

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SUMMARY

This summary highlights information included or incorporated by reference into this prospectus supplement or the accompanying prospectus and does not contain all of the information you should consider before investing in shares of our common stock. You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein carefully, including the sections entitled “Risk factors” included and incorporated by reference in this prospectus supplement and the accompanying prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, each of which are incorporated by reference herein and therein, before you decide to invest in shares of our common stock.
Our company

Overview
We are a fully integrated provider of data, video and voice services in 21 Western, Midwestern and Southern states. We provide these broadband services to residential and business customers in more than 950 communities as of March 31, 2020. The markets we serve are primarily non-metropolitan, secondary and tertiary markets, with approximately 79% of our customers as of March 31, 2020 located in seven states: Arizona, Idaho, Illinois, Mississippi, Missouri, Oklahoma and Texas. Our biggest customer concentrations are in the Mississippi Gulf Coast region and in the greater Boise, Idaho region. We provided service to approximately 921,000 residential and business customers out of approximately 2.3 million homes passed as of March 31, 2020. Of these customers, as of March 31, 2020, approximately 793,000 subscribed to data services, 303,000 subscribed to video services and 136,000 subscribed to voice services.
We generate substantially all of our revenues through four primary products. Ranked by share of our total revenues during the year ended December 31, 2019, they are residential data (46.9%), residential video (28.7%), business services (data, voice and video: 17.5%) and residential voice (3.7%). The profit margins, growth rates and capital intensity of our four primary products vary significantly due to competition, product maturity and relative costs.
For each of the two years ended December 31, 2019, our Adjusted EBITDA margins for residential data and business services were substantially higher than the corresponding margins for residential video. For the year ended December 31, 2019, our Adjusted EBITDA margins for residential data and business services were approximately seven and nine times greater, respectively, than for residential video, compared to six and seven times greater, respectively, for the year ended December 31, 2018. The increases were due primarily to acquisitions made during the year ended December 31, 2019 as well as a continued decrease in residential video Adjusted EBITDA margins. This margin disparity is largely the result of significant programming costs and retransmission fees incurred to deliver residential video services, which in each of the last three years represented between 58% and 65% of total residential video revenues. None of our other product lines has direct costs representing as substantial a portion of revenues as programming costs and retransmission fees represent for residential video, and indirect costs are generally allocated on a per primary service unit (“PSU”) basis.
Beginning in 2013, we shifted our focus towards growing our higher margin businesses, namely residential data and business services, rather than our prior concentration on growing revenues through subscriber retention and maximizing customer PSUs. We adapted our strategy to face the industry-wide trends of declining profitability of residential video services and declining revenues from residential voice services. The declining profitability of residential video services is primarily due to increasing programming costs and retransmission fees and competition from other content providers, and the declining revenues from residential voice services are primarily due to the increasing use of wireless voice services instead of residential voice services. Separately, we have also focused on retaining customers who are likely to produce higher relative value over the life of their service relationships with us, are less attracted by discounting, require less support and churn less. This strategy focuses on increasing Adjusted EBITDA, Adjusted EBITDA less capital expenditures and margins.
Excluding the effects of our recent acquisitions, the trends described above have impacted our four primary product lines in the following ways:

●
Residential data. We have experienced growth in residential data customers and revenue every year since 2013. We expect this growth to continue as our upgrades in broadband capacity, ability to offer higher access speeds than many of our competitors and Wi-Fi support service will enable us to capture additional market share from both data subscribers who use other providers as well as households in our footprint that do not yet subscribe to data services from any provider.

●
Residential video. Residential video service is an increasingly costly and fragmenting business, with programming costs and retransmission fees continuing to escalate in the face of a proliferation of streaming content alternatives. We intend to continue our strategy of focusing on the higher-margin businesses of residential data and business services while de-emphasizing our residential video business. As a result, we expect that residential video revenues from our existing customer base will decline further in the future.

●
Residential voice. We have experienced declines in residential voice customers as a result of consumers in the United States deciding to terminate their residential voice services and exclusively use wireless voice services. We believe this trend will continue because of competition from wireless voice service providers. Revenues from residential voice customers have declined over recent years, and we expect this decline will continue.

●
Business services. We have experienced significant growth in business data customers and revenues, and we expect this growth to continue. We attribute this growth to our strategic focus on increasing sales to business customers and our efforts to attract enterprise business customers. Margins for products sold to business customers have remained attractive, which we expect will continue.

We continue to experience increased competition, particularly from telephone companies, cable and municipal overbuilders, over-the-top (“OTT”) video providers and direct broadcast satellite (“DBS”) television providers. Because of the levels of competition we face, we believe it is important to make investments in our infrastructure. In addition, a key objective of our capital allocation process is to invest in initiatives designed to drive revenue and Adjusted EBITDA expansion. Over the last three years, more than 50% of our total capital expenditures have been focused on infrastructure improvements that were intended to grow these measures. We continue to invest capital to, among other things, increase our plant and data capacities as well as network reliability. As of December 31, 2019, we offer Gigabit data service to approximately 97% of our homes passed, and we have begun deploying DOCSIS 3.1 to further increase our network capacity and enable future growth in our residential data and business services product lines.

We expect to continue to devote financial resources to infrastructure improvements, including in certain of the new markets we have acquired, because we believe these investments are necessary to continually meet our customers’ needs and to remain competitive. The capital enhancements associated with acquired operations include rebuilding low capacity markets; reclaiming bandwidth from analog video services; implementing 32-channel bonding; deploying DOCSIS 3.1; converting back office functions such as billing, accounting and service provisioning; migrating products to legacy Cable One platforms; and expanding our high-capacity fiber network.

Our primary goals are to continue growing residential data and business services revenues, to increase profit margins and to deliver strong Adjusted EBITDA and Adjusted EBITDA less capital expenditures. To achieve these goals, we intend to continue our disciplined cost management approach, remain focused on customers with expected higher relative value and follow through with further planned investments in broadband plant upgrades, including the deployment of DOCSIS 3.1 capabilities, and new data service offerings for residential and business customers. We also plan to continue seeking broadband-related acquisition and strategic investment opportunities in rural markets.

We serve our customers through a plant and network with capacity generally measuring 750 megahertz or higher and DOCSIS 3.0 capabilities in all of our systems. Our technically advanced infrastructure provides for delivery of a full suite of data, video and voice products. Our broadband plant consists of a fiber-to-the-premises or hybrid fiber-coaxial (“HFC”) network with ample unused capacity and standard download speeds of 100 Megabits per second (“Mbps”), which meaningfully distinguishes our offering from competitors in most of our markets. We have completed a multi-year investment program in our legacy Cable One and NewWave plant, which resulted in increased broadband capacity and reliability and which has enabled and will continue to enable us to offer even higher download speeds to our customers (at both the standard and enhanced data service levels). In addition, we plan to deploy DOCSIS 3.1 throughout our footprint over the next two years, which will allow us to provide higher bandwidth availability and faster speeds to our customers. We believe these investments will reinforce our competitive strength in this area.

COVID-19 update

We represent a part of the United States’ critical infrastructure, and our continued operation is essential to connectivity services that are vital during the COVID‐19 pandemic. At the same time, the spread of the COVID-19 pandemic has caused us to modify our operations, including restricting our technicians from entering customer homes and businesses; closing or limiting access to local offices and our corporate headquarters for associates, customers and others; limiting non-essential travel for associates; instituting an expanded work-from-home program, including enhancing our technological capabilities to support such efforts; implementing “purpose pay” to provide a 25% premium to base pay for certain associates who are required to leave their homes to perform their essential job functions; and establishing health protocols to protect our associates, customers and others.

In addition, in an effort to help ease the financial burden and provide continued connectivity for our customers and communities impacted by the COVID-19 pandemic, beginning in March 2020, we initially committed to do the following for 60 days under the FCC’s Keep Americans Connected Pledge: waive late charges and suspend disconnection of data services for residential and business customers who are unable to pay their bill due to disruptions caused by the pandemic and open free Wi-Fi hotspots in local office parking lots and other public areas across our footprint for public use, which are now in place at more than 140 locations. These commitments are currently scheduled to continue through June 30, 2020.

Other actions taken by us beginning in March 2020 to assist customers and the communities we serve during the COVID-19 pandemic included discontinuing charging data overage fees through June 22, 2020; offering a low-cost 15 Mbps residential data plan for $10 per month through June 30, 2020 to help low-income families and those impacted by the pandemic, such as seniors and college students; donating $300,000 to support community relief efforts; and supporting various other local relief efforts.

For the three months ended March 31, 2020, the COVID-19 pandemic did not materially impact our results of operations.

We anticipate a larger-than-usual quarterly increase in new residential data customers and resulting revenues in the second quarter of 2020 stemming from the COVID-19 pandemic, offset by lower data overage fees, late charges and reconnect fees resulting from our actions in response to the pandemic as well as a negative impact on advertising and business services revenues resulting from the pandemic. For example, we added more new residential data customers in April 2020 than we did in the entire first quarter of 2020. In addition, we expect to incur higher labor, bad debt and other expenses for the second quarter of 2020 as a result of the pandemic and our associated response efforts.

We continue to monitor the rapidly evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our associates, customers, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts our operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, potential legislative or regulatory efforts to impose new requirements on our data services and how quickly and to what extent normal economic and operating conditions can resume. See “Risk factors—Risks to our business related to the COVID-19 pandemic—The recent COVID-19 pandemic has impacted our operations and could adversely affect our business, financial results and financial condition, the extent of which is uncertain and difficult to predict.”

Industry overview

We are a fully integrated provider of data, video and voice services to residential and business customers across various geographic regions in the United States. We provide services that are similar to those provided by cable companies, telephone companies and fiber providers, among others. These providers, each to a varying degree, own and/or lease a network that allows them to deliver their services and distribute their signals to the homes and businesses of subscribers. In addition to building their own network backbone and/or leasing physical access to the network backbone, companies providing video services also purchase licenses to provide their subscribers with access to television channels owned by programmers and broadcasters via distribution over the network backbone. Companies providing video services also typically sell advertising on their video channels.

These providers generate revenue by charging subscription fees to their residential and business customers at rates that vary according to the data, video and/or voice services for which customers subscribe and the type of internet access and equipment furnished to them. These companies generally market and sell their services in bundles or packages in order to maximize the number of PSUs per household, as they believe it is desirable to sell multiple products as a package as the fixed costs per customer can be spread over multiple PSUs. These providers generally operate in their chosen geographic markets under either non-exclusive franchises or other telecommunications licenses granted by state or local authorities for specified periods of time.

While we are smaller than the nation’s biggest providers of data, video and voice services, we have a record of consistent, long-term financial and operational success driven by our differentiated operating philosophy and culture. We emphasize focus as opposed to scale, which is a departure from the historical, more conventional strategies employed in our industry, but is well suited to the markets in which we operate and enables us to take advantage of our strengths.

Our strengths

We leverage a variety of strengths as a service provider, stemming from, among other things, historical and ongoing capital investments in our plant and our focus on serving customers in non-metropolitan markets. These strengths include the following:

Attractive markets and regional diversification. Our customers are located primarily in non-metropolitan, secondary and tertiary markets with favorable competitive dynamics in comparison to major urban centers. In particular:

●	we tend to face less vigorous competition than similar service providers in metropolitan markets;

●	advances in technology often come later to our markets—for example, few competitors in our markets offer fiber-to-the-premises or 5G wireless service;

●	our subscribers tend to be value-focused, enabling us to save video services costs by not carrying expensive programming options with low subscriber demand; and

●	we are regionally diversified, reducing the impact that an economic downturn in a specific geographic area would have on our overall business.

Deep customer understanding. We have operated as a non-metropolitan service provider for over 25 years, and we are attuned to the unique needs of customers in these areas. In order to understand our customers’ demands and preferences, we routinely conduct customer research through a variety of methods, including customer satisfaction surveys, geo-demographic segmentation studies and other analytics. Together with the direct customer contact we engage in through our call center and local operating offices, we believe we have gained valuable insight into how to serve customers in non-metropolitan markets, including with respect to providing an optimal mix of data speeds, price points, and best-in-class customer service levels. In addition, the vast majority of our associates reside and work in our markets, providing local services through education programs and donations of time and resources that enhance our commitment to the communities we serve.

Superior broadband technology with ample unused capacity. We offer our residential and business data customers internet products at faster speeds than those available from competitors in most of our markets. Our broadband plant consists of a fiber-to-the-premises or HFC network with ample unused capacity. Our standard broadband offering for our residential customers is a download speed of 100 Mbps, which is at the high end of the range of standard residential offerings in our markets. Our fastest broadband offering for our residential customers is currently a download speed of up to 1 Gigabit per second (“Gbps”). We also offer an advanced Wi-Fi solution to residential customers across substantially all of our footprint that provides customers with enhanced Wi-Fi signal strength, which extends and improves the Wi-Fi signal throughout the home. This service is offered free of charge to residential customers who rent one or more modems from us.

In addition, we have made significant investments in our business consistent with our strategic focus to enhance sales of residential data services and business services. We completed significant, multi-year plant and product enhancements in our legacy Cable One markets in 2017 and continued making enhancements in our NewWave markets in 2018 and 2019, which increased our broadband capacity and reliability. These initiatives caused us to incur multiple years of higher than usual capital spending. However, we believe the competitive benefits will be significant, particularly for data services. We also made the following ongoing capital investments and new product introductions in 2019:

●
we continued to decrease the average number of data customers per unique service group by aggressively splitting service areas (fiber nodes), which substantially improves data throughput during periods of peak usage, minimizing disruptions in data access speeds to our customers;

●	we continued to invest in plant reinforcement projects, which have enhanced reliability, and plant extension projects, which have expanded the number of serviceable homes and businesses;

●	we increased our offering of 1 Gbps data service to approximately 97% of our homes passed;

●
we continued to deploy 10 Gbps Ethernet Passive Optical Network (“EPON”) fiber-to-the-premises technology across multiple markets, supporting the ongoing roll-out of Piranha Fiber®, which offers market-leading symmetrical speeds of up to 5 Gbps to our business customers;

●
we launched Enterprise Wi-Fi following our introduction of a managed Wi-Fi offering for small and medium sized businesses in 2018. With personalized design and professional installation, Enterprise Wi-Fi is a turnkey solution for businesses, with customizations to identify the optimal number of access points needed to address specific bandwidth and coverage needs, enabling our customers to have access to strong and reliable service throughout the business footprint; and

●
we were the first multiple system operator in the United States to achieve MEF 3.0 certification for our Ethernet services. Companies certified under MEF 3.0 are held to more rigorous quality and configuration standards, such as lower acceptable margins for packet loss and latency. This certification represents our ability to deliver standards-based Ethernet services that are seamless, with consistent interoperability and performance features regardless of physical location. We believe that this certification will further enable us to attract and retain wholesale and carrier customers.

We anticipate that the projects we have invested in over the last several years will facilitate sustained increases in residential data and business services revenues and customer satisfaction.

Low cost structure and competitive pricing. We believe our operating costs, taken as a whole, are as low as or lower than any major service provider. We attribute our low-cost structure to a committed focus on retaining our highest value customers (rather than seeking to obtain as many customers as possible) and the lower costs of operating in non-metropolitan markets compared to metropolitan markets. In addition, because we operate our residential and business data services with a competitive plant and cost structure, we are able to offer our customers both attractive pricing and compelling products.

Customer satisfaction. We have a customer-focused approach, influencing how we are organized, how we sell our services and how we service our customers. For example, we offer same-day service in almost every one of our markets, which we believe none of our major competitors in our markets currently offer. We believe that our dedication to providing a differentiated customer experience is an important driver of our overall value proposition and creates loyalty, improves customer retention and drives increased demand for our services. We focus on customer satisfaction, with an emphasis on consistently benchmarking our customer satisfaction over time and relative to our competitors based on internally and externally generated customer satisfaction data. We continue to focus on making the lives of our customers easier by providing value-added services, such as expanding customer self-service options through improved residential and business online portals and creating a more personalized experience in updated and refreshed local offices.

Associate satisfaction. We have also focused on associate satisfaction. We believe our customers’ satisfaction is tightly linked to our associates’ satisfaction, which has been consistently high throughout the past decade based on routine internal measurements. We currently measure our associate satisfaction annually along with conducting multiple periodic associate surveys. None of our associates have been unionized for over two decades.

Experienced management team. Our executive management team is comprised of senior executives who have significant experience in our industry. Our executive officers have an average industry tenure of over 20 years and an average tenure at Cable One (or its predecessors) of over 10 years, and we believe this team is deeply knowledgeable about cost and competitive conditions in our markets. They also understand and are deeply committed to our strategy, which we developed, enhanced and updated on a collaborative basis over many years.

Our strategies

We have a multi-faceted strategy that builds upon our long track record of focusing on the right markets, the right products and the right customers, as well as controlling our operating and capital costs. More specifically, our strategy includes the following principal components:

Focus on non-metropolitan markets. We believe our decision over two decades ago to concentrate on non-metropolitan markets has served us well, and we intend to continue to focus on offering our products primarily in these markets. The economics of non-metropolitan markets, for which we have optimized our strategy and our operations, are different from operations in major cities, and have yielded positive operating results for our business. Because price points for services in non-metropolitan markets are generally lower, and customers in non-metropolitan markets tend to subscribe to fewer PSUs, our average revenue per customer and our PSUs per customer are lower than they might be in metropolitan markets. However, many of our costs are also lower than they would be in metropolitan markets. The dynamics of non-metropolitan markets enable us to operate at attractive margins and earn substantial returns, while remaining consistent with our focus on meeting customer demand for low prices and simultaneously keeping costs down. In addition, we tend to face less vigorous competition than service providers in metropolitan markets.

Prioritize higher growth, higher margin opportunities. We concentrate on the products and customers that maximize Adjusted EBITDA less capital expenditures and provide the best opportunity for profitable growth. We believe residential video and residential voice face inexorable long-term declines. With respect to the video product, programmers and broadcasters are charging higher rates and retransmission fees for content to distributors providing video services (often for content for which viewership is declining), and distributors have had to choose between absorbing those increases to the detriment of their margins or passing on the full cost to customers, which adversely affects customer demand. At the same time, the rapid expansion of OTT offerings via the internet has given customers new alternatives to traditional video offerings. In addition, customer demand for wireless voice services has reduced demand for residential voice services for us and others in our industry. As a result, we have reduced our focus on these two products and prioritized higher growth, higher margin opportunities in residential data and business services.

We have declined to cross-subsidize our video business with cash flow from our higher growth, higher margin products, which has resulted in our residential video customers declining at a faster rate than the industry average. Our legacy Cable One and NewWave residential video customers decreased by 12.4% when comparing the year ended December 31, 2019 versus the year ended December 31, 2018 and 10.5% when comparing the year ended December 31, 2018 versus the year ended December 31, 2017. While this strategy runs contrary to the historical, conventional wisdom in our industry, which puts heavy emphasis on video customer counts and maximizing the number of PSUs per customer by bundling and discounting services, we believe it best positions us for long-term success. For us, success in growing and retaining residential data and business customers is far more important than maximizing the number of customers who choose triple-play packages combining data, video and voice services.

Target higher relative value residential customers. Since 2013, we have introduced rigorous analytics to gain a deeper understanding of our customers and drive profitable decision making throughout the organization. We use data analytics to help refine our go-to-market strategy and identify customers likely to produce higher relative value over the life of their service relationships with us, rather than seeking to maximize the number of new customers or PSUs per household. Our investments in business intelligence have enabled us to integrate, analyze and visualize increasingly complex data sets, in near real-time, and in a format that drives strategic and operational decisions. As a result, our organization has more rapidly identified, modeled, tested, analyzed and implemented initiatives that align with our strategic focus of attracting and retaining higher relative value customers. Business intelligence also enables us to be more predictive with customer habits and industrywide trends. For example, our decision to focus on data-only customers was guided by such data analytics. We believe that optimizing our relationships with these customers, as video and voice cord-cutting accelerates, is both a necessity and an opportunity for our business.

Drive growth in residential data and business services. We believe our residential data and business services products provide attractive current and future growth opportunities. Our disciplined prioritization of residential data and business services is generally reflected in all aspects of our business strategy, including pricing, the allocation of sales, marketing and customer service resources, capital spending and supplier negotiations. During the year ended December 31, 2019, we continued to further diversify our revenue streams away from video as residential data and business services represented 64.4% of our total revenues versus 60.5% for the year ended December 31, 2018 and 57.1% for the year ended December 31, 2017. We believe we have demonstrated that it is possible to decouple unit growth in our residential data and residential video businesses, which historically have been marketed as a package. Our data-only connects are growing significantly faster than any other segment of our residential business as we have focused on selling data-only packages to new customers rather than cross-selling video services to these customers.

Our business services revenues increased $48.5 million, or 31.1%, in the year ended December 31, 2019 compared to the year ended December 31, 2018, including $32.5 million from Clearwave and Fidelity operations. We expect to generate continued growth in business services by leveraging and investing in our existing infrastructure capabilities and footprint to offer higher broadband speeds than other providers in our markets and to expand our business services to attract more small, medium-sized and enterprise business customers.

Continue our culture of cost leadership. We believe our total combined operating and capital costs per customer over the past decade have been among the lowest of any service provider with publicly reported numbers and that our operating margins compare very favorably with those of significantly larger companies in our industry. This is the antithesis of normal economies-of-scale expectations, where higher volumes are expected to create lower costs per customer and increase operating margins. Rather than increasing our size and seeking cost savings through economies-of-scale, we have achieved our lower cost structure over many years by focusing on:

●
serving primarily non-metropolitan, secondary and tertiary markets, which contain different customer dynamics from those in metropolitan markets and would require us to implement additional operational components;

●
the adoption of new technologies only after they have been tested by other companies, rather than incurring the level of capital expenditures and risk necessary to be an early adopter of most new technologies;

●
implementing a virtually centralized call center to receive inbound customer service calls and dispatch technicians across all of our markets, while keeping the majority of our call center associates in our non-metropolitan markets;

●
standardizing our programming offerings across most of our markets, which reduces our customer service costs, in contrast to other service providers that offer different programming packages in different markets;

●	focusing on retaining and seeking expected higher relative value customers rather than trying to maximize the number of customers or PSUs per customer;

●
aligning our resources to emphasize increased sales of residential data services and sales to business customers and continuing our disciplined cost management approach, rather than committing resources equally to sales of all of our products; and

●	investing in self-service channels to improve customer satisfaction by allowing us to meet changing customer expectations for round-the-clock service while also avoiding unnecessary wait times.

We believe our strategy has produced positive results for our customers, associates and stockholders and we have begun applying this strategy in our acquired operations. In the year ended December 31, 2019, our strategy allowed us to decrease contacts per customer by reducing customer service phone calls, truck rolls and walk-in customers compared to the prior year. We have been able to achieve these operational efficiencies at the same time as our subscriber base grew by approximately 13% in the year ended December 31, 2019 while simultaneously improving customer satisfaction scores.

Balanced capital allocation. We are committed to a disciplined approach to evaluating acquisitions, internal and external investments, capital structure optimization and return of capital.

Strategic Acquisitions and Investments. We plan to continue seeking broadband-related acquisition and strategic investment opportunities in rural markets. In evaluating acquisition and strategic investment opportunities, we target high-quality companies with strong foundations that we believe have room for improvement. We expect that a market dislocation relating to the COVID-19 pandemic may present attractive acquisition and investment opportunities that we will continue to monitor.

Our products

Residential Data Services

Residential data services represented 46.9%, 46.0% and 43.4% of our total revenues for years ended December 31, 2019, 2018 and 2017, respectively. As part of our rebranding initiative during the year ended December 31, 2019, we launched new pricing and packaging across the majority of our footprint. We offer simplified data plans with lower pricing and higher speeds across our premium tiers, with download speeds up to 1 Gbps available to approximately 97% of our residential customers as of December 31, 2019. We also offer our customers the option to purchase an unlimited data plan regardless of speed tier. Further, to meet the increasing bandwidth needs of our customers who use a growing number of devices in the home, we offer most of our customers our advanced Wi-Fi service combining state-of-the-art technology solutions with certified technicians, who locate and configure hardware based on individual customer needs. This service provides customers with enhanced Wi-Fi signal strength, which extends and improves the Wi-Fi signal throughout the home.

Residential Video Services

Residential video services represented 28.7%, 32.0% and 34.6% of our total revenues for the years ended December 31, 2019, 2018 and 2017, respectively. We offer a broad variety of residential video services, generally ranging from a basic video service to a full digital service with access to hundreds of channels. Our basic video service generally consists of local networks, local community programming, such as governmental and public access, and certain other channels, such as weather, shopping and religious channels. Our digital video service includes national and regional cable networks, music channels and an interactive, electronic programming guide with parental controls. We also offer premium channels, which include networks such as HBO, Showtime, Starz and Cinemax, that generally offer, without commercial interruption, movies, original programming, live sporting events and concerts and other features. Our digital video customers may also subscribe to our advanced services. Our advanced video services include whole-home DVRs, which digitally record programming and pause and rewind live programming, and high-definition set-top boxes, which provide high-resolution picture quality, improved audio quality and a wide-screen format and allow our customers to access internet content on their televisions.

Our TV Everywhere product enables our video customers to stream many of their favorite channels and shows to mobile devices and computers, expanding the value of our video services. Our TV Everywhere product includes the most popular networks across a wide range of genres, including HBO and Cinemax.

Residential Voice Services

Residential voice services represented 3.7%, 3.8% and 4.6% of our total revenues for the years ended December 31, 2019, 2018 and 2017, respectively. The majority of our residential voice service offerings transmit digital voice signals over our network and are interconnected Voice over Internet Protocol (“VoIP”) services. We also offer traditional telecommunications services through some of our subsidiaries. Many of our voice service offerings include unlimited local and long-distance calling, voicemail, call waiting, three-way calling, caller ID, anonymous call rejection and other features. Our voice services also provide international calling by the minute.

Business Services

We consider the data, voice and video products we provide to our business customers to be a separate product from our residential versions of these services. Business services represented 17.5%, 14.5% and 13.7% of our total revenues for the years ended December 31, 2019, 2018 and 2017, respectively. We offer services for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Our offerings for small businesses are generally provided over our coaxial network. Our data services offer various options with download speeds ranging from 25 Mbps up to 1 Gbps, with varying upload speeds, along with managed Wi-Fi. Our small business voice solutions range from one line to multi-line options, including the availability of popular calling features like simultaneous ring, hunt groups, selective call forwarding and much more. Business video packages range from a basic service tier to a comprehensive selection including variety, news and sports programming in high-definition.

We offer delivery of data and voice services over EPON technology primarily for mid-market customers with Piranha Fiber. This shared fiber architecture provides for symmetrical data speeds ranging from 50 Mbps to 5 Gbps. We expect to expand EPON to additional areas and markets each year for the foreseeable future, especially in our competitive locations.

For enterprise and wholesale customers, we offer dedicated bandwidth and Enterprise Wi-Fi in addition to multiple voice services via fiber optic technology. Our fiber optic-based products include dark fiber in addition to dedicated internet access and E-Line, E-Lan and E-Access Ethernet services. We also offer network to network interface connections to other carriers at multiple points of presence across the United States.

Corporate history

In 1986, The Washington Post Company (the prior name of our former corporate parent, Graham Holdings Company (“GHC”)) acquired 53 cable television systems with approximately 350,000 subscribers in 15 Western, Midwestern and Southern states. Since then, we completed over 30 acquisitions and dispositions of cable systems, both through cash sales and system trades. In the process, we substantially reshaped our original geographic footprint and resized our typical system, including exiting a number of metropolitan markets and acquiring cable systems in non-metropolitan markets that fit our business model. On July 1, 2015, we became an independent company traded under the ticker symbol “CABO” on the NYSE after completion of our spin-off from GHC (the “spin-off”).

On May 1, 2017, we acquired RBI Holding LLC (“NewWave”), a provider of data, video and voice services to residential and business customers throughout non-urban areas of Arkansas, Illinois, Indiana, Louisiana, Mississippi, Missouri and Texas.

On January 8, 2019, we acquired Delta Communications, L.L.C. (“Clearwave”), a facilities-based service provider that owns and operates a high-capacity fiber network offering dense regional coverage in Southern Illinois. The acquisition provides us with a premier fiber network within our existing footprint, further enables us to supply our customers with enhanced business services solutions and provides a platform to allow us to replicate Clearwave’s strategy in several of our other markets.

On October 1, 2019, we acquired the data, video and voice business and certain related assets of Fidelity Communications Co. (collectively, “Fidelity”), a provider of connectivity services to residential and business customers throughout Arkansas, Illinois, Louisiana, Missouri, Oklahoma and Texas. Cable One and Fidelity share similar strategies, customer demographics and products. We believe the acquisition provides us opportunities for revenue growth and Adjusted EBITDA margin expansion as well as the potential to realize cost synergies.

In 2019, we began rebranding our business as Sparklight®. This new brand better conveys who we are and what we stand for – a company committed to providing our communities with connectivity that enriches their world. As part of the rebrand, we began streamlining our residential internet service plans and pricing, offering even faster speeds, further value and the ability to include unlimited data on any plan. In addition, we have and will continue to strengthen our commitment to the communities we serve through educational programs, corporate giving and donations of time and resources. We intend to complete the rebranding of legacy Cable One and to substantially complete the rebranding of NewWave systems in 2020, and we plan to rebrand Fidelity systems further in the future.

THE OFFERING

Issuer	Cable One, Inc., a Delaware corporation.
Common stock offered	$400,000,000 of shares of our common stock (or $460,000,000 of shares of our common stock if the underwriters exercise their option to purchase additional shares of our common stock in full).
Common stock to be outstanding immediately after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares of our common stock in full).
Use of proceeds
We expect the net proceeds from the sale of common stock in this offering to be approximately $           (or approximately $           if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions but not estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility and the remainder for general corporate purposes, which may include strategic acquisitions and investments. See “Use of proceeds.”

Material U.S. federal income tax considerations for non-U.S. holders
The material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock by non-U.S. holders (as defined herein) are described in “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Listing	Our common stock is listed on the NYSE under the symbol “CABO.”
Dividend policy
We currently expect to continue to pay quarterly cash dividends on shares of our common stock, subject to approval of our board of directors (our “Board”). During the first quarter of 2020, our Board approved a quarterly dividend of $2.25 per share of common stock, which was paid on March 6, 2020. On May 15, 2020, our Board approved a quarterly dividend of $2.25 per share of common stock to be payable in cash on June 12, 2020 to holders of record as of the close of business on May 26, 2020.

There can be no assurance that we will pay dividends on shares of our common stock in the future. See “Risk factors—Risks related to ownership of our common stock—We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.”

Transfer agent and registrar	The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Risk factors	See “Risk factors” beginning on page S-21 of this prospectus supplement, the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and the additional risk factor in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 for a discussion of risks you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock outstanding immediately following this offering that appears above is based on the 5,729,449 number of shares of common stock outstanding as of May 14, 2020 and does not give effect to:

●	shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares of our common stock;

●	an aggregate of 47,734 shares of our common restricted stock units, deferred stock units and stock appreciation rights; and

●	an aggregate of 141,754 shares of our common stock available for future issuance under our equity compensation plans.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth a summary of our historical consolidated financial data as of and for the periods presented. The summary historical consolidated statements of operations data for the years ended December 31, 2019, 2018 and 2017, and the related summary balance sheet data as of December 31, 2019 and 2018, provided in the tables below have been derived from our audited consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. The summary historical consolidated financial data for the three months ended March 31, 2020 and 2019, and the related summary balance sheet data as of March 31, 2020, provided in the tables below have been derived from our unaudited interim condensed consolidated financial statements and the related notes incorporated by reference into this prospectus supplement. The summary balance sheet data as of March 31, 2019, provided in the tables below have been derived from our unaudited interim condensed financial statements not included or incorporated by reference into this prospectus supplement.
The summary historical consolidated financial data set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes, included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited interim condensed consolidated financial statements and the related notes, included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, each of which is incorporated by reference into this prospectus supplement. Further, our acquisitions of NewWave on May 1, 2017, Clearwave on January 8, 2019 and Fidelity on October 1, 2019 may impact the cross-period comparability of the information provided in the following tables. The results of operations of each of NewWave, Clearwave and Fidelity are included in our historical consolidated financial statements from their respective dates of acquisition. The summary historical consolidated financial data presented below is not indicative of our future performance.

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017
	(In thousands, except for share and per share data)
Consolidated Statements of Operations Data:
Revenues	$321,196	$278,605	$1,167,997	$1,072,295	$959,956
Costs and Expenses
Operating (excluding depreciation and amortization)	105,928	94,518	388,552	370,269	337,040
Selling, general and administrative	62,884	61,443	245,120	222,216	204,384
Depreciation and amortization	65,279	53,844	216,687	197,731	181,619
(Gain) loss on asset disposals, net	(5,621)	1,103	7,187	14,167	574
Total costs and expenses	228,470	210,908	857,546	804,383	723,617
Income from operations	92,726	67,697	310,451	267,912	236,339
Interest expense	(18,674)	(18,096)	(71,729)	(60,415)	(46,864)
Other income (expense), net	1,734	1,802	(4,907)	4,487	668
Income before income taxes	75,786	51,403	233,815	211,984	190,143
Income tax provision (benefit)	6,460	12,664	55,233	47,224	(45,028)
Net income	$69,326	$38,739	$178,582	$164,760	$235,171
Net income per common share
Basic	$12.17	$6.83	$31.45	$28.98	$41.40
Diluted	$12.05	$6.78	$31.12	$28.77	$40.92
Weighted average common shares outstanding
Basic	5,697,904	5,674,120	5,678,990	5,684,375	5,680,073
Diluted	5,755,059	5,716,585	5,737,856	5,725,963	5,747,037
Deferred (loss) gain on cash flow hedges and other, net of tax	$(84,625)	$(29,069)	$(68,062)	$256	$94
Comprehensive income	$(15,299)	$9,670	$110,520	$165,016	$235,265

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017
	(In thousands, except for share and per share data)
Other Data:
Net cash provided by operating activities	$118,500	$104,378	$491,741	$407,769	$324,486
Net cash used in investing activities	(76,017)	(404,969)	(1,134,242)	(214,295)	(891,167)
Net cash provided by (used in) financing activities	74,140	224,037	503,659	(91,113)	590,393
Capital expenditures	64,757	46,627	262,352	217,766	179,363
Adjusted EBITDA(1)	157,711	133,132	568,952	500,846	443,622
Adjusted EBITDA less capital expenditures(1)	$92,954	$86,505	$306,600	$283,080	$264,259

	As of March 31,		As of December 31,
	2020	2019	2019	2018
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$241,894	$187,559	$125,271	$264,113
Total assets	3,298,359	2,624,237	3,151,831	2,303,234
Total debt, including finance lease obligations and excluding unamortized debt issuance costs	1,851,809	1,429,228	1,758,988	1,180,251
Total liabilities	2,487,468	1,855,202	2,310,262	1,527,876
Total stockholders’ equity	810,891	769,035	841,569	775,358

(1)
“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, net, system conversion costs, rebranding costs and other (income) expense, net. Adjusted EBITDA as presented in this prospectus supplement is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. It is not a measurement of our performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, amortization of debt issuance costs, income tax provision (benefit), changes in operating assets and liabilities, increase (decrease) in deferred income taxes, (gain) loss on deferred compensation, acquisition-related costs, severance expense, write-off of debt issuance costs, system conversion costs, rebranding costs and other (income) expense, net.

Non-GAAP Reconciliations

Adjusted EBITDA and Adjusted EBITDA less capital expenditures are not financial measures presented in accordance with GAAP. The following table reconciles Adjusted EBITDA and Adjusted EBITDA less capital expenditures to the most directly comparable GAAP financial performance and liquidity measures for the periods indicated:

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017
	(In thousands)
Net income	$69,326	$38,739	$178,582	$164,760	$235,171
Interest expense	18,674	18,096	71,729	60,415	46,864
Income tax provision (benefit)	6,460	12,664	55,233	47,224	(45,028)
Depreciation and amortization	65,279	53,844	216,687	197,731	181,619
Equity-based compensation	3,221	3,021	12,300	10,486	10,743
Severance expense	—	163	215	2,347	5,652
(Gain) loss on deferred compensation	(227)	175	400	425	2,753
Acquisition-related costs	2,017	5,223	9,590	1,773	5,942
(Gain) loss on asset disposals, net	(5,621)	1,103	7,187	14,167	574
System conversion costs(a)	48	1,396	4,828	5,037	—
Rebranding costs(b)	268	510	7,294	968	—
Other (income) expense, net(c)	(1,734)	(1,802)	4,907	(4,487)	(668)
Adjusted EBITDA	157,711	133,132	568,952	500,846	443,622
Less: Capital Expenditures	64,757	46,627	262,352	217,766	179,363
Adjusted EBITDA less capital expenditures	$92,954	$86,505	$306,600	$283,080	$264,259

Net cash provided by operating activities	$118,500	$104,378	$491,741	$407,769	$324,486
Capital expenditures	(64,757)	(46,627)	(262,352)	(217,766)	(179,363)
Interest expense	18,674	18,096	71,729	60,415	46,864
Amortization of debt issuance costs	(1,106)	(1,118)	(4,646)	(4,163)	(3,174)
Income tax provision (benefit)	6,460	12,664	55,233	47,224	(45,028)
Changes in operating assets and liabilities(d)	34,919	549	(18,118)	18,621	20,185
Increase (decrease) in deferred income taxes	(20,108)	(7,102)	(50,011)	(34,973)	87,223
(Gain) loss on deferred compensation	(227)	175	400	425	2,753
Acquisition-related costs	2,017	5,223	9,590	1,773	5,942
Severance expense	—	163	215	2,347	5,652
Write-off of debt issuance costs	—	—	(4,210)	(110)	(613)
System conversion costs(a)	48	1,396	4,828	5,037	—
Rebranding costs(b)	268	510	7,294	968	—
Other (income) expense, net(c)	(1,734)	(1,802)	4,907	(4,487)	(668)
Adjusted EBITDA less capital expenditures	$92,954	$86,505	$306,600	$283,080	$264,259

(a)
Represents costs incurred in connection with a billing system conversion which was completed in the year ended December 31, 2018. Also, represents costs incurred in the three months ended March 31, 2019 and 2020 and the year ended December 31, 2019 in connection with our new ERP system, which we are planning to implement in the next 12 months.

(b)	Represents costs incurred in connection with the rebranding of our business as Sparklight®.
(c)	Includes interest income, investment income and write-off of debt issuance costs.
(d)	Includes changes in the following: accounts receivable; taxes receivable; prepaid and other current assets; accounts payable and accrued liabilities; deferred revenue; and other, net.

RISK FACTORS

You should carefully consider the following risks, along with all of the risks and other information provided or referred to in this prospectus supplement and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, before making an investment decision. The following risks and those described in the risk factors incorporated by reference herein are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, financial condition and results of operations. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks to our business related to the COVID-19 pandemic

The recent COVID-19 pandemic has impacted our operations and could adversely affect our business, financial results and financial condition, the extent of which is uncertain and difficult to predict.

The COVID-19 pandemic has significantly impacted the United States and other countries, which has resulted in international, Federal, state and local governments implementing numerous measures to try to reduce the spread of the virus that causes COVID-19, including travel restrictions, quarantines, shelter in place or total lock-down orders and business limitations and shutdowns.

We represent a part of the United States’ critical infrastructure, and our continued operation is essential to connectivity services that are vital during the COVID‐19 pandemic. At the same time, the spread of the COVID-19 pandemic has caused us to modify our operations, including restricting our technicians from entering customer homes and businesses; closing or limiting access to local offices and our corporate headquarters for associates, customers and others; limiting non-essential travel for associates; instituting an expanded work-from-home program, including enhancing our technological capabilities to support such efforts; implementing “purpose pay” to provide a 25% premium to base pay for certain associates who are required to leave their homes to perform their essential job functions; establishing health protocols to protect our associates, customers and others; temporarily discontinuing charging data overage fees, waiving late charges and suspending disconnection of data services for residential and business customers who are unable to pay due to disruptions caused by the pandemic; and introducing a new lower-cost residential data plan. We may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our associates, customers, suppliers, business partners and others.

As a result of the COVID-19 outbreak and the related responses by us and from governmental authorities, our operations have been impacted as described above, which has resulted, and we anticipate will continue to result, in reduced usage-based data, late charge, reconnect fee, advertising and business services revenues, increased expenses and diminished Adjusted EBITDA margins. Additionally, our business, financial results and financial condition could be further adversely affected in a number of ways, including, but not limited to, the following:

●	further disruptions to our regular, ongoing operations and restrictions on our sales and marketing efforts, especially related to business services;

●	interruptions to our engineering, design and implementation of plant and infrastructure as well as other important business activities;

●
limitations on associate resources and availability, including in our call centers and among our technicians, due to health protocols, sickness, government restrictions, the desire of associates to avoid contact with large groups of people or other factors, which may further constrain capacity to respond to the increased demand for our products and services;

●	the potential further diversion of senior management’s attention in the event that key associates contract COVID‑19 and, consequently, have limited ability or become unable to work;

●	interruptions or delays receiving and limited availability of necessary hardware, software and operational supplies, equipment and support;

●
possible further reductions of revenues, Adjusted EBITDA, and/or Adjusted EBITDA margin and increased expenses as well as greater difficulty in collecting customer receivables resulting from, among other things, our actions to assist customers and support our associates during the COVID-19 crisis;

●	a fluctuation in interest rates that could result from market uncertainties;

●
an increase in the cost of or the difficulty to obtain debt or equity financing, which could affect our financial condition or our ability to fund operations or future acquisition or investment opportunities;

●	a delay in the implementation of our new ERP system;

●	potential legislative or regulatory efforts to impose new requirements on our data services;

●	changes to the carrying value of our goodwill and intangible assets; and

●
an increase in regulatory restrictions or continued market volatility that could hinder our ability to execute our business strategies, including acquisitions and investments, as well as negatively impact our stock price.

Additionally, the COVID-19 pandemic could negatively affect our internal control over financial reporting as a portion of our workforce is required to work from home. Accordingly, new processes, procedures and controls could be required to respond to changes in our business environment.

The potential effects of the COVID-19 pandemic may also impact many of our other risk factors previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference herein, and/or the risk factors set forth under the caption “—Risks related to ownership of our common stock” below. The degree to which the pandemic impacts our operations, business, financial results and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating conditions can resume.

Risks related to ownership of our common stock

Our stock price may fluctuate significantly, depending on many factors, some of which may be beyond our control.

The market price of our common stock may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

●	actual or anticipated fluctuations in our operating results due to factors related to our business;

●	success or failure of our business strategies;

●	our quarterly or annual earnings, or those of other companies in our industry;

●	our ability to obtain financing as needed;

●	announcements by us or our competitors of significant acquisitions, dispositions or strategic investments;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	the failure of securities analysts to cover, or maintain coverage of, our common stock;

●	changes in earnings estimates by securities analysts or our ability to meet those estimates;

●	the operating and stock price performance of other comparable companies;

●	investor perception of our Company and our industry;

●	overall market fluctuations;

●	results from any material litigation or government investigation;

●	changes in laws and regulations (including tax laws and regulations) affecting our business;

●	changes in capital gains taxes and taxes on dividends affecting stockholders; and

●	general economic conditions and other external factors.

Low trading volume for our stock, which may occur if an active trading market is not sustained, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Stock markets in general can experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.

We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of our Board. Our Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. There can be no assurance that we will continue to pay any dividend in the future.

Your percentage ownership in our Company may be diluted in the future.

Your percentage ownership in our Company may be diluted in the future because of equity awards granted, and that we expect to grant in the future, to our directors, officers and other associates. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.

Certain provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and Delaware law may discourage takeovers and the concentration of ownership of our common stock will affect the voting results of matters submitted for stockholder approval.

Several provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Delaware law may discourage, delay or prevent a merger or acquisition that is opposed by our Board or certain stockholders holding a significant percentage of the voting power of our outstanding voting stock. These include provisions that:

●
prior to the full declassification of our board following our annual meeting of stockholders to be held in 2023, divide our Board into three classes of directors, standing for election on a staggered basis, such that only approximately one-third of the directors constituting our Board may change each year;

●	do not permit our stockholders to act by written consent and require that stockholder action must take place at an annual or special meeting of our stockholders;

●	provide that only our Chief Executive Officer and a majority of our directors, and not our stockholders, may call a special meeting of our stockholders;

●	require the approval of our Board or the affirmative vote of stockholders holding at least 66 2/3% of the voting power of our capital stock to amend our Amended and Restated By-laws; and

●	limit our ability to enter into business combination transactions with certain stockholders.

These and other provisions of our Amended and Restated Certificate of Incorporation, Amended and Restated By-laws and Delaware law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of our Company, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price.

Our Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Amended and Restated Certificate of Incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Company to the Company or the Company’s stockholders, (iii) action asserting a claim arising pursuant to any provision of the DGCL or (iv) action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Amended and Restated Certificate of Incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our Amended and Restated Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Our Amended and Restated Certificate of Incorporation includes provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

Our Amended and Restated Certificate of Incorporation contains a provision permitted under the DGCL relating to the liability of directors. This provision eliminates a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty; provided that such provision will not eliminate or limit a director’s liability:

●	for any breach of the director’s duty of loyalty;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

●	under Section 174 of the DGCL (unlawful dividends); or

●	for any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. This provision, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Amended and Restated Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

USE OF PROCEEDS

We expect the net proceeds from the sale of common stock in this offering to be approximately $           (or approximately $           if the underwriters exercise their option to purchase additional shares of our common stock in full) after deducting estimated underwriting discounts and commissions but not estimated offering expenses payable by us. We intend to use a portion of the net proceeds from this offering to repay outstanding borrowings under our revolving credit facility and the remainder, for general corporate purposes, which may include strategic acquisitions and investments.

In March 2020, we borrowed $100 million under our revolving credit facility for general corporate purposes, including for potential and completed small acquisitions and investments. Borrowings under our revolving credit facility bear interest at a rate, at our option, equal to either LIBOR or a base rate, plus an applicable margin equal to (i) 1.25% to 1.75% for LIBOR loans and (ii) 0.25% to 0.75% for base rate loans, in each case determined on a quarterly basis by reference to a pricing grid based on our “Total Net Leverage Ratio” (as defined in the credit agreement governing our revolving credit facility). As of March 31, 2020, our outstanding borrowings under our revolving credit facility bore interest at a rate of 2.43% per annum. Our revolving credit facility is scheduled to mature on May 8, 2024.

Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the U.S. government.

Certain affiliates of the underwriters are lenders under our revolving credit facility and as such, will receive a portion of the proceeds from this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020 on an actual basis and on an as adjusted basis to give effect to this offering, the application of $100 million of the net proceeds therefrom to repay borrowings under our revolving credit facility and, with respect to the remaining net proceeds of this offering, the initial investment of such net proceeds in cash and cash equivalents. See “Use of proceeds.”

You should read the following table in conjunction with the information in this prospectus supplement under the captions “Summary Historical Consolidated Financial Data,” and the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our unaudited condensed consolidated financial statements and related notes, each of which is incorporated by reference herein.

	As of March 31, 2020*
	Actual	As Adjusted
	(In thousands, except par value and share numbers)
Cash and cash equivalents	$241,894	$
Debt:
Revolving Credit Facility(1)	$100,000		$—
Term Loans(2)	1,745,965		1,745,965
Finance lease liabilities	5,844		5,844
Total debt	$1,851,809		$1,851,809
Less: unamortized debt issuance costs	(17,174)		(17,174)
Less: current portion of long-term debt	(28,935)		(28,935)
Total debt, net	$1,805,700		$1,805,700
Stockholders’ equity:
Common stock, $0.01 par value (40,000,000 shares authorized; 5,724,857 shares issued and outstanding, actual; and shares issued and outstanding, as adjusted)	$59	$
Additional paid-in capital	54,419
Retained earnings	1,036,877		1,036,877
Accumulated other comprehensive loss	(152,783)		(152,783)
Treasury stock, at cost (163,042 shares held as of March 31, 2020)	(127,681)		(127,681)
Total stockholders’ equity	$810,891	$
Total capitalization	$2,616,591	$

(*)	Amounts may not add due to rounding.

(1)	Excludes issued letters of credit totaling approximately $28,700,000 as of March 31, 2020.

(2)
As of March 31, 2020, we had $1,745,964,622 aggregate principal amount of term loans outstanding under four senior secured term loans comprised of: (i) $689,652,122 aggregate principal amount of  “A-2” term loans, which, subject to quarterly amortization, are scheduled to mature in 2024; (ii) $486,250,000 aggregate principal amount of “B-1” term loans, which, subject to quarterly amortization, are scheduled to mature in 2024; (iii) $247,500,000 aggregate principal amount of “B-2” term loans, which, subject to quarterly amortization, are scheduled to mature in 2026; and (iv) $322,562,500 aggregate principal amount of “B-3” term loans, which, subject to quarterly amortization, are scheduled to mature in 2026.

DIVIDEND POLICY

Shares of our common stock are listed on the NYSE under the symbol “CABO.” On May 14, 2020, the last reported sale price of our common stock on the NYSE was $1,843.75 per share. As of May 14, 2020, there were 5,729,449 shares of our common stock issued and outstanding. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

We expect to continue to pay quarterly cash dividends on shares of our common stock, subject to approval of our Board. During the first quarter of 2020, our Board approved a quarterly dividend of $2.25 per share of common stock, which was paid on March 6, 2020. On May 15, 2020, our Board approved a quarterly dividend of $2.25 per share of common stock to be payable in cash on June 12, 2020 to holders of record as of the close of business on May 26, 2020. There can be no assurance that we will continue to pay dividends on shares of our common stock in the future. See “Risk factors—Risks related to ownership of our common stock—We cannot assure you that we will continue to pay dividends on our common stock, and our indebtedness limits our ability to pay dividends on our common stock.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary does not address any U.S. federal tax laws other than U.S. federal income tax laws (such as estate or gift tax laws or the Medicare tax on net investment income) or any foreign, state or local tax considerations. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances (including, for example, U.S. expatriates, persons subject to the alternative minimum tax, persons who hold our common stock as part of a hedge, straddle, conversion or other integrated financial transaction, financial institutions, brokers, dealers or traders in securities, tax-exempt organizations, tax-qualified retirement plans, persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement, foreign pension funds, “controlled foreign corporations,” “passive foreign investment companies” or partnerships or other pass-through entities for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “—Gain on disposition of common stock”). Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30%

rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate generally will be required to provide documentation (generally Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E) certifying its entitlement to benefits under a treaty.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided that the non-U.S. holder provides appropriate documentation (generally IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on disposition of common stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to U.S. federal income tax unless:

●
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●
we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of such sale or other disposition or the period that such non-U.S. holder held such common stock (“the applicable period”) (subject to the discussion below regarding certain stockholders who own five percent or less of our common stock).

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Generally, a corporation is a USRPHC if at any time the fair market value of its "United States real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Even if we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will be subject to U.S. federal income tax on any gain not otherwise taxable only if such non-U.S. holder owns or owned (actually or constructively) more than five percent of our outstanding common stock at some time during the applicable period. You should consult your own tax advisor about the consequences that could result if we are, or become, a USRPHC.

Information reporting and backup withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder certifies under penalty of perjury that it is not a United States person as defined under the Code (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional withholding requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock to (1) a “foreign financial institution” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA or (b) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (2) a “non-financial foreign entity” (as defined under the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (a) an exemption from FATCA or (b) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed U.S. Treasury regulations, which may generally be relied upon pending finalization, eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common stock by (i) employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (iii) entities which are deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements (each of the foregoing described in clauses (i), (ii) and (iii) being referred to herein as a “Plan”).

General fiduciary matters and prohibited transaction issues

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. Because of the foregoing, the common stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

In considering an investment in our common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duty to the Plan, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. A fiduciary of a Plan should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment in determining whether an investment in our common stock satisfies these requirements.

Government plans, foreign plans and certain church plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring shares of our common stock.

Representation

Accordingly, by its acceptance of our common stock, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire our common stock constitutes assets of any Plan or (ii) the acquisition of our common stock by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither his discussion nor anything provided in this prospectus is, or is intended to be, investment advice directed at any potential Plan purchasers, or at

Plan purchasers generally, and such purchasers of our common stock should consult and rely on their own counsel and advisers as to whether an investment in our common stock is suitable for the Plan. The sale of our common stock to any Plan is in no respect a representation by us, an underwriter or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such investment is prudent or appropriate for plans generally or any particular Plan.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement and the accompanying prospectus through a number of underwriters. J.P. Morgan Securities LLC is acting as the representative of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Wells Fargo Securities, LLC
Total

The underwriters are committed to purchase all the shares of common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $                 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $                 per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to $60,000,000 of additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional share exercise	With full option to purchase additional shares exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $               .

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement, other than the shares of our common stock to be sold in this offering.

The restrictions on our actions, as described in the immediately preceding paragraph, do not apply to certain transactions, including (i) the issuance of shares of common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of stock appreciation rights, restricted stock, restricted stock units (“RSUs”) (in each case, including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus supplement; (ii) grants of stock options, stock awards, stock appreciation rights, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus supplement; (iii) the issuance of up to 5% of the outstanding shares of our common stock, or securities convertible into, exercisable for, or which are otherwise exchangeable for, our common stock, immediately following the closing of this offering, in acquisitions or other similar strategic transactions, provided that such recipients enter into a lock-up agreement with the underwriters; or (iv) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and our Section 16 officers (such persons, the “lock-up parties”) have entered into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 60 days after the date of this prospectus supplement (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the representative and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, (ii) by will or intestacy, (iii) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (iv) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv), (vi) by operation of law, (vii) to us from an employee upon death, disability or termination of employment of such employee, (viii) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering, (ix) to us in connection with the vesting, settlement or exercise of stock appreciation rights, restricted stock, RSUs, options, warrants or other rights to purchase shares of our common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, or (x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our board of directors and made to all stockholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph; (b) the exercise of options or stock appreciation rights, settlement of restricted stock, RSUs or other equity awards, or the exercise of warrants granted pursuant to plans described in this prospectus supplement (or in a document incorporated by reference herein), provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our common stock or warrants to acquire shares of our common stock, provided that any common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) transactions completed pursuant to a trading plan established pursuant to Rule 10b-5 under the Exchange Act in existence as of the date of this prospectus supplement.

J.P. Morgan Securities LLC, in its sole discretion, may release the securities subject to any of the lock-up agreements described above, in whole or in part at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “CABO.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representative of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain affiliates of the underwriters are lenders under our revolving credit facility and as such, will receive a portion of the proceeds from this offering. See “Use of proceeds.”

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Notice to prospective investors in the European Economic Area and the UK

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to prospective investors in Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the securities. The securities may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the securities to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the securities constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to prospective investors in Australia

This prospectus supplement:

●	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

●
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

●
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of common stock will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Delta Communications, L.L.C. and Fidelity Communication’s Data, Video and Voice Business from the assessment of internal control over financial reporting because they were acquired by the registrant in purchase business combinations during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited statement of assets acquired and liabilities assumed of Fidelity Communications Co.’s Data, Video and Voice Business and Certain Related Assets as of October 1, 2019 included in Cable One, Inc.’s Current Report on Form 8-K/A dated December 16, 2019 has been so incorporated in reliance on the report (which contains an emphasis of matter paragraph regarding preparation of the special purpose statement of assets acquired and liabilities assumed of Fidelity Communications Co.’s Data, Video and Voice Business and Certain Related Assets, as described in Note 1, in accordance with an SEC waiver received by Cable One, Inc., for the purpose of complying with Rule 3-05 of the SEC’s Regulation S-X) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Cable One is subject to the reporting requirements of the Exchange Act, and it is required to file annual, quarterly and current reports and other information with the SEC. In this prospectus supplement, we “incorporate by reference” certain information filed by Cable One with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed prior to the date of this prospectus supplement are considered part of this prospectus supplement, and those documents that are filed on or after the date of this prospectus supplement and prior to the sale of the shares of common stock to you pursuant to this prospectus supplement will be considered a part of this prospectus supplement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus supplement, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently dated or filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The documents listed below and any future filings Cable One makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, are, in each case, incorporated by reference in this prospectus supplement:

●
Cable One’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 28, 2020 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2020 that are incorporated by reference into Part III of such Annual;

●	Cable One’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed on May 11, 2020; and

●	Cable One’s Current Report on Form 8-K/A filed on December 16, 2019 and our Current Report on Form 8-K filed on May 18, 2020.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will, upon any request, provide to any stockholder a copy of any and all information that has been incorporated by reference herein. Such information will be provided upon written or oral request and at no cost to the requesting party. Such requests can be made by contacting:

Cable One, Inc.
210 E. Earll Drive
Phoenix, AZ 85012
Telephone: (602) 364-6000

In addition, all filings made by Cable One with the SEC and incorporated by reference herein can be accessed electronically on our website for free at http://ir.cableone.net by selecting “Documents” under “SEC Filings” or the SEC’s home page on the Internet at www.sec.gov. Except for our SEC filings specifically incorporated by reference in this prospectus supplement, the information contained on or accessible through our website is not part of this prospectus supplement.

You should rely only upon the information included in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not authorized any person (including any dealer, salesman or broker) to provide you with any information other than the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus we may provide to you in connection with this offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus may only be accurate on the date of the document containing such information. You should not assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate as of any other date.

PROSPECTUS

CABLE ONE, INC.

Common Stock

____________________

We may offer and sell from time to time, in one or more offerings, shares of our common stock, par value $0.01 per share (“common stock”). This prospectus describes the shares of common stock and the general manner in which we may offer them for sale. A prospectus supplement to this prospectus will describe the specific manner in which we will offer the shares of common stock.

We may sell shares of our common stock in amounts, at prices and on terms determined at the time of offering, which may be sold on an immediate, continuous or delayed basis directly, through underwriters, dealers or agents as designated from time to time, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any shares of common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts. We may also provide investors with a free writing prospectus that includes this information.

This prospectus may not be used to offer to sell any shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering of shares of common stock. The prospectus supplement or a free writing prospectus may add, update, or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any free writing prospectus, together with the documents incorporated by reference herein and therein, before you make an investment decision.

Our common stock is listed on The New York Stock Exchange (the “NYSE”) under the symbol “CABO.” On May 14, 2020, the closing sales price of our common stock as reported on the NYSE was $1,843.75 per share.
___________________

Investing in our common stock involves risk. You should consider the “Risk Factors” referred to on page 2 of this prospectus.

Our executive offices are located at 210 E. Earll Drive, Phoenix, Arizona 85012 and our telephone number is (602) 364-6000.
____________________

None of the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
____________________

The date of this prospectus is May 18, 2020

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may from time to time sell an indeterminate amount of shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time our common stock is offered, a supplement to this prospectus will be provided, and we may also provide you with a free writing prospectus, that contains information about the specific terms of that offering, including the specific amounts and prices of the shares of common stock offered. The supplement and any free writing prospectus may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares of our common stock, you should read carefully both this prospectus and the applicable prospectus supplement, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation by Reference”) and therein, any free writing prospectus we may file with the SEC, and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to, or incorporated by reference in, the registration statement for a complete description. See “Incorporation by Reference.” The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to the “Company,” “Cable One,” “we,” “our,” or “us” refer to Cable One, Inc. and its consolidated subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf.

There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties and factors set forth below under “Risk Factors”, under “Risk Factors” in the applicable prospectus supplement and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (which information, in each case, is incorporated by reference herein).

For a more detailed discussion of these factors, see the information under the heading “Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference herein and in other filings we make with the SEC. All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. The forward-looking statements contained in this prospectus and the documents incorporated by reference herein speak only as of the date of this prospectus or of such document incorporated by reference herein. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise. Accordingly, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements.

OUR COMPANY

We are a fully integrated provider of data, video and voice services in 21 Western, Midwestern and Southern states. We provide these broadband services to residential and business customers in more than 950 communities as of March 31, 2020. The markets we serve are primarily non-metropolitan, secondary and tertiary markets, with approximately 79% of our customers as of March 31, 2020 located in seven states: Arizona, Idaho, Illinois, Mississippi, Missouri, Oklahoma and Texas. Our biggest customer concentrations are in the Mississippi Gulf Coast region and in the greater Boise, Idaho region. We provided service to approximately 921,000 residential and business customers out of approximately 2.3 million homes passed as of March 31, 2020. Of these customers, as of March 31, 2020, approximately 793,000 subscribed to data services, 303,000 subscribed to video services and 136,000 subscribed to voice services.

In 2019, we began rebranding our business as Sparklight®. This new brand better conveys who we are and what we stand for – a company committed to providing our communities with connectivity that enriches their world.

Our principal executive offices are located at 210 E. Earll Drive, Phoenix, Arizona 85012. The telephone number at our principal executive office is (602) 364-6000. Our website address is www.cableone.biz. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on our website or any such information in making your investment decision.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully read and consider the risks, uncertainties and other important factors set forth under the heading “Risk Factors” in the applicable prospectus supplement and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (which information, in each case, is incorporated by reference herein), as well as the other information contained or incorporated by reference or deemed incorporated by reference in this prospectus or in the applicable prospectus supplement, before you decide whether to purchase our common stock. See “Where You Can Find More Information” for more information on these reports. If any of the those risks actually occur, our business, financial position, results of operations or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks and uncertainties described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein are not the only ones facing us. The occurrence of any of those risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any shares of common stock offered under this prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement. General corporate purposes may include the acquisition of companies or businesses, the repayment and refinancing of debt, working capital and capital expenditures. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of net proceeds. Pending any specific application, we may initially invest funds in high-quality, short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is based upon our Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) and our Amended and Restated By-laws (the “Amended and Restated By-laws”). The summary is a description of the material terms of, and is qualified in its entirety by, our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 40 million shares of common stock, par value $0.01 per share, and 4 million shares of preferred stock, par value $0.01 per share. As of May 14, 2020, we had 5,729,449 shares of common stock outstanding and no shares of preferred stock outstanding

Our Amended and Restated Certificate of Incorporation authorizes our Board of Directors (the “Board”) to designate and issue shares of preferred stock from time to time in one or more series, each such series to have such distinctive designation as shall be stated and expressed in the resolution or resolutions adopted by our Board providing for the initial issuance of shares of such series, without stockholder approval. Our Board may fix and determine the preferences, limitations and relative rights of each series of preferred stock.

Common Stock

Dividends. Subject to the prior rights of the holders of any preferred stock that may be outstanding, when and as dividends are declared, whether payable in cash, in property or in shares of our common stock, the holders of our common stock are entitled to share equally, share for share, in such dividends. The timing, declaration, amount and payment of future dividends depends on our financial condition, earnings, capital requirements and debt service obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. Our Board makes all decisions regarding our payment of dividends from time to time in accordance with applicable law.

Voting Rights. Every holder of our common stock is entitled to one vote for each share standing in its name on the books of Cable One on all matters submitted to a vote of our stockholders. As discussed further below, our Board is divided into three classes as of May 14, 2020, but will be declassified over a three-year period. Following our annual meeting of stockholders to be held in 2023, our Board will be fully declassified. Holders of our common stock do not have cumulative voting rights in the election of directors.

Other Rights. In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, after payment shall have been made to the holders of any preferred stock that may be outstanding, the holders of our common stock will be entitled to share, ratably according to the number of shares of common stock held by them, in all our remaining assets available for distribution to our stockholders. The holders of our common stock do not have preemptive rights, conversion rights or preferential rights to subscribe for shares of our common stock. There are no redemption or sinking fund provisions applicable to our common stock.

Fully Paid. The issued and outstanding shares of our common stock are fully paid and non-assessable. Any additional shares of common stock that we may issue in the future will also be fully paid and non-assessable.

Listing. Our common stock is publicly traded under the ticker symbol “CABO” listed on The New York Stock Exchange.

Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

Certain provisions in our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by our Board and to discourage certain types of transactions that may involve an actual or threatened change of control.

Classified Board. Our Amended and Restated Certificate of Incorporation provides that our Board is divided into three classes of directors as of May 14, 2020. Except as discussed below, directors stand for election on a staggered basis, such that only approximately one third of the directors constituting our Board may change each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our Board.

Commencing with our annual meeting of stockholders to be held in 2021, our Amended and Restated Certificate of Incorporation provides for the phased-in elimination of the classified nature of our Board. The directors standing for election at the annual meeting of stockholders to be held in 2021 (and each subsequent annual meeting) will be elected for one-year terms and subject to annual elections. Accordingly, our Board will no longer be classified under Section 141(d) of the Delaware General Corporation Law (the “DGCL”) following our annual meeting of stockholders to be held in 2023. Our Amended and Restated Certificate of Incorporation provides that the number of directors will be fixed from time to time by our Board. Our Amended and Restated Certificate of Incorporation also provides that, subject to any rights of holders of preferred stock and except as otherwise provided by law, any vacancy on our Board, including a vacancy resulting from an increase in the size of our Board, may be filled only by vote of a majority of our directors then in office. Although the classified nature of our Board is in the process of being eliminated, it could have the interim effect of delaying or discouraging an acquisition of us or a change in our Board or management.

Blank Check Preferred Stock. Our Amended and Restated Certificate of Incorporation authorizes our Board to designate and issue, without any further vote or action by the stockholders, up to four million shares of preferred stock from time to time in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional and other rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. The ability to issue such preferred stock could discourage potential acquisition proposals and could delay or prevent a change in control.

No Stockholder Action by Written Consent. Our Amended and Restated Certificate of Incorporation expressly excludes the right of our stockholders to act by written consent. Stockholder action must take place at an annual meeting or at a special meeting of our stockholders.

Special Stockholder Meetings. Our Amended and Restated By-laws provide that only our Chief Executive Officer and a majority of our directors are able to call a special meeting of stockholders. Stockholders are not permitted to call a special meeting or require our Board to call a special meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Under our Amended and Restated By-laws, stockholders of record are able to nominate persons for election to our Board or bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. Proper notice must be timely, generally between 90 and 120 days prior to first anniversary of the prior year’s annual meeting (or, in the case of special meetings, between 60 and 90 days prior to the date of the relevant meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director, a brief description of any other business such stockholder proposes to bring before the meeting and the reason for conducting such business and a representation as to whether such stockholder intends to solicit proxies.

Amendments to Our Amended and Restated By-laws. Our Amended and Restated Certificate of Incorporation and our Amended and Restated By-laws each provide that the approval of our Board or the affirmative vote of stockholders holding at least 66 2⁄3% of the combined voting power of the outstanding shares of our capital stock entitled to vote in the election of directors, voting as a single class, is required to alter, amend or repeal, or adopt any new provision in, our Amended and Restated By-laws. These provisions make it more difficult for stockholders to make changes to our Amended and Restated By-laws that are opposed by our Board.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

General

We may sell shares of our common stock offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

●	to or through one or more underwriters or dealers;

●	directly to investors;

●	through agents;

●	in a subscription rights offering to our existing security holders;

●	through a combination of any of these methods of sale; or

●	any other method permitted by law or described in the applicable prospectus supplement.

The distribution of the common stock may be effected from time to time in one or more transactions: at a fixed price, or prices, which may be changed from time to time; at market prices prevailing at the time of sale; at prices related to such prevailing market prices; or at negotiated prices.

If underwriters are used in the sale, the shares of our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

●	in privately negotiated transactions;

●	in one or more transactions at a fixed price or prices, which may be changed from time to time;

●	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

●	at market prices prevailing at the time of sale, or at prices related to those prevailing market prices; or

●	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the common stock and any applicable restrictions. The prospectus supplement for each offering of common stock will describe, to the extent required, information with respect to that offering, including:

●	the terms of the offering;

●	any delayed delivery arrangements;

●	the name or names of the agent or any underwriters and the respective amounts underwritten;

●	the purchase price and the proceeds to us from that sale;

●	any underwriting discounts or commissions and other items constituting underwriters’ compensation;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	the public offering price;

●	details regarding options under which underwriters may purchase additional shares, if any;

●	any material relationship with underwriters; and

●	any other material terms of the offering.

Registration of shares of our common stock covered by this prospectus does not mean that those securities necessarily will be offered or sold.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell the shares of our common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use shares pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us in settlement of those derivative transactions to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge shares of our common stock to a financial institution or other third party that in turn may sell the shares using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our shares or in connection with a simultaneous offering of other shares offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our shares of common stock, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The shares of common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters without a syndicate. Generally, the underwriters’ obligations to purchase the shares will be subject to conditions precedent and the underwriters will be obligated to purchase all of the shares if they purchase any of the shares. We may use underwriters with which we have a material relationship and, if so, we will name the underwriter and describe the nature of the relationship in the prospectus supplement.

We may sell the shares of our common stock through agents or dealers designated by us from time to time. When we sell shares through agents or dealers, the prospectus supplement will name any agent or dealer involved in the offer or sale of shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our shares of common stock at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

We may grant underwriters who participate in the distribution of our shares of common stock an option to purchase additional shares to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions in connection with the sale of our shares of common stock. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any shares offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our shares of common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our shares. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our shares of common stock may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell shares of our common stock in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional shares from us, the underwriters may consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the shares of our common stock, the underwriters may bid for or purchase shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the shares to the extent that it discourages resale of the shares. The magnitude or effect of any stabilization or other transactions is uncertain.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our shares of common stock through one or more underwriters or agents, which may act on an agency basis or on a principal basis.  During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any shares sold will be sold at prices related to the then prevailing market prices for our shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock. The terms of each such agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Indemnification

We may indemnify underwriters, dealers, agents or remarketing firms who participate in the distribution of the shares of common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses. This includes commercial banking and investment banking transactions.

Direct Sales

We may sell any of the shares of common stock directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable shares and we will describe the terms of any sales of these shares in the applicable prospectus supplement.

Trading Market and Listing of Shares

Any shares of our common stock sold pursuant to a prospectus supplement will be listed on the NYSE. It is possible that one or more underwriters may make a market in the shares, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the shares.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

 The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Delta Communications, L.L.C. and Fidelity Communication's Data, Video and Voice Business from the assessment of internal control over financial reporting because they were acquired by the registrant in purchase business combinations during 2019) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 The audited statement of assets acquired and liabilities assumed of Fidelity Communications Co.’s Data, Video and Voice Business and Certain Related Assets as of October 1, 2019 included in Cable One, Inc.’s Current Report on Form 8-K/A dated December 16, 2019 has been so incorporated in reliance on the report (which contains an emphasis of matter paragraph regarding preparation of the special purpose statement of assets acquired and liabilities assumed of Fidelity Communications Co.’s Data, Video and Voice Business and Certain Related Assets, as described in Note 1, in accordance with an SEC waiver received by Cable One, Inc., for the purpose of complying with Rule 3-05 of the SEC’s Regulation S-X) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8‑K):

●
our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on February 28, 2020 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2020 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 filed on May 11, 2020;

●	our Current Report on Form 8-K/A filed on December 16, 2019 and our Current Report on Form 8-K filed on May 18, 2020; and

●
the description of our common stock contained in Amendment No. 4 to our Registration Statement on Form 10 filed on June 4, 2015, including any amendments or reports filed for the purposes of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained, incorporated by reference or deemed incorporated by reference in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Cable One, Inc., 210 E. Earll Drive, Phoenix, Arizona 85012 (telephone: (602) 364-6000). Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website for free at http://ir.cableone.net by selecting “Documents” under “SEC Filings.” The information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

$400,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Joint book-running managers
J.P. Morgan	BofA Securities	Wells Fargo Securities

                , 2020